Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Continucare Corporation:

(i)	Form S-3 No. 333-16501 and Related Prospectus

(ii)	Form S-3 No. 333-43231 and Related Prospectus

(iii)	Form S-8 No. 333-44431

(iv)	Form S-8 No. 333-61246

(v)	Form S-8 No. 333-119337

of our report dated September 22, 2004 (except for the last paragraph of Note 1, as to which the date is May 18, 2005), which includes explanatory information regarding restatement of the Company’s June 30, 2004 financial statements for the correction of an error, with respect to the consolidated financial statements of Continucare Corporation included in Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended June 30, 2004.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida
May 18, 2005